Exhibit 5.1

P. JEROME RICHEY

EXECUTIVE VICE PRESIDENT — CORPORATE AFFAIRS, CHIEF LEGAL OFFICER AND SECRETARY

CONSOL ENERGY INC.

CNX CENTER

1000 CONSOL ENERGY DRIVE

CANONSBURG, PA 15317

June 26, 2009

Re: Registration Statement on Form S-4 of CONSOL Energy Inc.

CONSOL Energy Inc.

CNX Center

CONSOL Energy Drive

Canonsburg, PA 15317

Dear Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-4 filed on March 13, 2009, as amended (the “Registration Statement”), including the prospectus that is a part of the Registration Statement (the “Prospectus”), filed by CONSOL Energy Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of (i) up to 733,001 restricted stock units of the Registrant (“RSUs”) issued under the Amended and Restated CONSOL Energy Equity Incentive Plan, as amended (the “Plan”), and (ii) up to 733,001 shares of common stock of the Registrant, par value $0.01 per share (the “Shares”), issuable upon conversion of the RSUs in accordance with the terms of the Plan and award agreements (“Award Agreements”) relating to the issuance of such RSUs, in each case in connection with the offering described in the Registration Statement (the “Offer”). In connection with the Offer, the Registrant will offer to exchange (a) 1.982 RSUs for each 2007 performance share unit granted by CNX Gas Corporation (“CNX Gas”) that is surrendered to CNX Gas pursuant to the Offer and (b) 2.187 RSUs for each 2008 performance share unit granted by CNX Gas that is surrendered to CNX Gas pursuant to the Offer.

I, or those acting under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and records and have made such investigation of fact and such examination of law as I have deemed appropriate in order to enable me to render the opinions set forth herein. In conducting such investigation, I relied, without independent verification, upon certificates of officers of the Registrant, public officials and other appropriate persons.

June 26, 2009

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law and the federal laws of the United States of America.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, I am of the following opinion.

(1) The RSUs constitute valid and legally binding obligations of the Registrant enforceable against the Registrant in accordance with the terms of the Offer and those set forth in the Plan and Award Agreement.

(2) When the Shares have been duly issued and delivered pursuant to the terms of the Offer, Plan and Award Agreement, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not hereby admit that I am within the category of persons whose consents are required under Section 7 of the Securities Act.

Very truly yours,

/s/ P. Jerome Richey
P. Jerome Richey,
Executive Vice President — Corporate Affairs,
Chief Legal Officer and Secretary